Exhibit 18
August 4, 2005
Columbia Energy Group
801 East 86th Avenue
Merrillville, IN 46410
Dear Sirs/Madams:
At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended June 30, 2005, of the facts relating to the change in accounting policy for deposits in the NiSource Money Pool. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.
We have not audited any consolidated financial statements of Columbia Energy Group and subsidiaries (a wholly owned subsidiary of NiSource, Inc.), as of any date or for any period subsequent to December 31, 2004. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Columbia Energy Group and subsidiaries as of any date or for any period subsequent to December 31, 2004.
Yours truly,
DELOITTE & TOUCHE LLP
Columbus, Ohio